Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197730

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 13, 2017

PROSPECTUS SUPPLEMENT

(to Prospectus dated July 30, 2014)

$

    % Senior Notes due 2022

We are offering $         in aggregate principal amount of     % Senior Notes due 2022. The senior notes will mature on             , 2022 and are not redeemable at our option or repayable at the option of the holders at any time before that date. The senior notes have a fixed annual interest rate of     %, which will be paid every six months on             and             , commencing on             , 2017 for the senior notes offered hereby. Interest on the senior notes offered hereby will accrue from             , 2017.

The senior notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated obligations from time to time outstanding and senior in right of payment to all of our existing and future unsecured and subordinated indebtedness, including our 4.50% subordinated notes due 2024. The senior notes will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness. The senior notes will be structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including our deposit liabilities and claims of other creditors of our subsidiary banks.

The senior notes will not be listed on any national securities exchange. Currently, there is no public market for the senior notes.

	PUBLIC OFFERING PRICE(1)		UNDERWRITING DISCOUNTS AND COMMISSIONS(2)		PROCEEDS, BEFORE EXPENSES, TO US(1)
Per note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2017 to the date of delivery.
(2)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

The underwriters expect to deliver the senior notes in book-entry only form on or about March     , 2017.

Investing in the senior notes involves a high degree of risk. Please read “Risk Factors” beginning on page S-4 of this prospectus supplement, on page 4 of the accompanying prospectus and beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2016.

The senior notes are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, or FDIC, or any other government agency. Neither the Securities and Exchange Commission, any state securities commission, the FDIC, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Book-Running Manager

The date of this prospectus supplement is March      , 2017

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may authorize to be delivered to you and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the information set forth in this prospectus supplement differs in any way from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information set forth in this prospectus supplement conflicts with any statement in a document we have incorporated by reference, then you should consider only the statement in the more recent document.

The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities, including the senior debt securities offered hereby, preferred stock, depositary shares, common stock, warrants, purchase contracts or units, or any combination thereof, in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC related to this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation of Certain Documents by Reference” on page S-iii of this prospectus supplement and “Where You Can Find More Information” on page 3 of the accompanying prospectus.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus and the offering of the senior notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any free writing prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

In this prospectus supplement, references to the “Corporation,” “Fulton Financial,” “we,” “us,” “our” or similar references mean Fulton Financial Corporation and not Fulton Financial Corporation together with any of its subsidiaries, unless the context indicates otherwise.

For the sake of clarity, if there is only one underwriter listed in the table on page S-26 of this prospectus supplement, any references to the representative of the underwriters listed in such table and any references to the several underwriters shall both be references to the underwriter listed in the table on page S-26 of this prospectus supplement.

S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov and on the investor relations page of our website at http://www.fult.com. Except for those SEC filings incorporated by reference in this prospectus supplement, none of the other information on these websites constitutes a part of this prospectus supplement or the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents listed below:

•	our Annual Report on Form 10-K filed on February 27, 2017 for the fiscal year ended December 31, 2016.

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and the accompanying prospectus until we sell all of the senior notes offered by this prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act) will be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.

Any statement contained in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

S-iii

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

Attention: Corporate Secretary

(717) 291-2411

In addition, these filings are available on our website at www.fult.com. Please note that this website does not form a part of this prospectus supplement or the accompanying prospectus.

S-iv

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement contains or incorporates by reference, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology, including references to the “outlook” or “outlook for 2017.” These forward-looking statements, which are subject to risks, uncertainties and assumptions (some of which are beyond the Corporation’s control and ability to predict), may include projections of the Corporation’s future financial performance, future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results. These statements are not guarantees of future performance and are only predictions based on our current expectations and projections about future events. Among the important factors that could cause the Corporation’s actual financial condition and results of operations, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements are the factors disclosed under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 as such factors may be updated from time to time in our periodic filings with the SEC, as well as the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Forward-looking statements speak only as of the date on which such statements are made. Except as required by law, the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Forward-looking statements include, but are not limited to, statements about:

•	the impact of adverse conditions in the economy and capital markets on the performance of the Corporation’s loan portfolio and demand for the Corporation’s products and services;

•	increases in non-performing assets, which may require the Corporation to increase the allowance for credit losses, charge off loans and incur elevated collection and carrying costs related to such non-performing assets;

•	investment securities gains and losses, including other-than-temporary declines in the value of securities which may result in charges to earnings;

•	the effects of market interest rates, and the relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income;

•	the effects of changes in interest rates on demand for the Corporation’s products and services;

•	the effects of changes in interest rates or disruptions in liquidity markets on the Corporation’s sources of funding;

•	the Corporation’s ability to manage liquidity, both at the holding company level and at its bank subsidiaries;

•	the impact of increased regulatory scrutiny of the banking industry;

•	the effects of the increasing amounts of time and expense associated with regulatory compliance and risk management;

•	the potential for negative consequences from regulatory violations and investigations, including potential supervisory actions and the assessment of fines and penalties;

•	the additional time, expense and investment required to comply with, and the restrictions on potential growth and investment activities resulting from, the existing enforcement orders applicable to the Corporation and its bank subsidiaries by federal and state bank regulatory agencies requiring improvement in compliance functions and other remedial actions, or any future enforcement orders;

S-v

•	the Corporation’s ability to manage the uncertainty associated with the delay in implementing many of the regulations mandated by the Dodd-Frank Act;

•	the effects of, and uncertainty surrounding, potential changes in legislation, regulation and government policy as a result of the recent change in federal administration;

•	the effects of negative publicity on the Corporation’s reputation;

•	the effects of adverse outcomes in litigation and governmental or administrative proceedings;

•	the potential to incur losses in connection with repurchase and indemnification payments related to sold loans;

•	the Corporation’s ability to successfully transform its business model;

•	the Corporation’s ability to achieve its growth plans;

•	the effects of competition on deposit rates and growth, loan rates and growth and net interest margin;

•	the Corporation’s ability to manage the level of non-interest expenses, including salaries and employee benefits expenses, operating risk losses and goodwill impairment;

•	the effects of changes in accounting policies, standards, and interpretations on the Corporation’s financial condition and results of operations;

•	the impact of operational risks, including the risk of human error, inadequate or failed internal processes and systems, computer and telecommunications systems failures, faulty or incomplete data and an inadequate risk management framework;

•	the impact of failures of third parties upon which the Corporation relies to perform in accordance with contractual arrangements;

•	the failure or circumvention of the Corporation’s system of internal controls;

•	the loss of, or failure to safeguard, confidential or proprietary information;

•	the Corporation’s failure to identify and to address cyber-security risks;

•	the Corporation’s ability to keep pace with technological changes;

•	the Corporation’s ability to attract and retain talented personnel;

•	capital and liquidity strategies, including the Corporation’s ability to comply with applicable capital and liquidity requirements, and the Corporation’s ability to generate capital internally or raise capital on favorable terms;

•	the Corporation’s reliance on its subsidiaries for substantially all of its revenues and its ability to pay dividends or other distributions; and

•	the effects of any downgrade in the Corporation’s credit ratings on its borrowing costs or access to capital markets.

S-vi

SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in their entirety, including “Risk Factors” beginning on page S-4 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017 and our financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision about whether to invest in the senior notes.

Fulton Financial Corporation

Fulton Financial is a Pennsylvania business corporation and a registered financial holding company that maintains its headquarters in Lancaster, Pennsylvania. As a financial holding company, Fulton Financial engages in general commercial and retail banking and trust business, and also in related financial services, through its bank and non-bank subsidiaries. Fulton Financial’s bank subsidiaries currently operate 243 banking offices in Pennsylvania, Delaware, Maryland, New Jersey and Virginia. As of December 31, 2016, Fulton Financial had, on a consolidated basis, total assets of $18.9 billion, total loans, net of unearned income of $14.7 billion, total deposits of $15.0 billion and total shareholders’ equity of $2.1 billion.

The principal assets of Fulton Financial are its six wholly owned bank subsidiaries:

•	Fulton Bank, N.A., a national banking association;

•	Fulton Bank of New Jersey, a New Jersey state-chartered bank;

•	The Columbia Bank, a Maryland state-chartered bank;

•	Lafayette Ambassador Bank, a Pennsylvania state-chartered bank;

•	FNB Bank, N.A., a national banking association; and

•	Swineford National Bank, a national banking association.

In addition, Fulton Financial wholly owns the following five non-bank subsidiaries, which are consolidated for financial reporting purposes: (i) Fulton Financial Realty Company, which holds title to or leases certain properties upon which Corporation branch offices and other facilities are located; (ii) Central Pennsylvania Financial Corp., which owns certain limited partnership interests in partnerships invested primarily in low- and moderate-income housing projects; (iii) FFC Management, Inc., which owns certain investment securities and other passive investments; (iv) FFC Penn Square, Inc., which owns trust preferred securities issued by a subsidiary of Fulton Bank, N.A.; and (v) Fulton Insurance Services Group, Inc., which engages in the sale of various life insurance products. The Corporation also wholly owns three non-bank subsidiaries which are not consolidated for financial reporting purposes and whose sole assets consist of junior subordinated deferrable interest debentures issued by the Corporation as of December 31, 2016.

Our principal executive offices are located at One Penn Square, Lancaster, Pennsylvania 17604, and our telephone number is (717) 291-2411. Our common stock is traded on NASDAQ Global Select Market under the symbol “FULT.” Our website address is www.fult.com. This website address is not intended to be an active link and information on our website is not incorporated in, and should not be construed to be part of, this prospectus supplement.

THE OFFERING

Issuer	Fulton Financial Corporation.

Securities Offered	$ aggregate principal amount of % senior notes due 2022.

Maturity Date	The senior notes will mature on , 2022 and are not redeemable at our option or repayable at the option of the holders at any time before that date.

Issue Date	, 2017.

Interest	Interest on the senior notes will be payable semiannually in arrears at an annual rate of % on and of each year. Interest on the senior notes offered hereby will accrue from , 2017. The first interest payment date for the notes offered hereby will be , 2017. The record dates are the 15th calendar day (whether or not a business day) immediately preceding the relevant interest payment date. The amount of each interest payment with respect to the senior notes will include amounts accrued to, but excluding, the date the interest is due.

Ranking	The senior notes are our unsecured and unsubordinated obligations and:

•	rank equal in right of payment to all of our existing and future unsecured and unsubordinated obligations from time to time outstanding;

•	rank senior in right of payment to all of our existing and future unsecured and subordinated indebtedness, including our 4.50% subordinated notes due 2024;

•	are effectively subordinated to our future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	are structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including our deposit liabilities and claims of other creditors of our subsidiary banks.

The senior notes are not savings accounts or deposits and are not insured by the FDIC or any other government agency.

As of December 31, 2016, our subsidiaries had $15 billion of deposits, $567 million of Federal Home Loan Bank (“FHLB”) advances, $279 million of federal funds purchased, $196 million of customer repurchase agreements and $67 million of short-term promissory notes to which the senior notes will be structurally subordinated. The FHLB advances are secured by mortgage loan related collateral and the customer repurchase agreements are secured by investment securities. As of December 31, 2016, after giving effect to this offering and the use of proceeds therefrom, we had $250 million of subordinated debt and $16.5 million of junior subordinated deferrable interest debentures to which the senior notes would rank senior in right of payment.

Restrictive Covenants	The senior indenture, among other things, restricts our ability to dispose of, grant a security interest in or issue shares of voting stock of Fulton Bank, National Association and to consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties or assets to any person, without satisfying the conditions described in the section entitled “Description of Senior Notes—Limitation on Disposition of Stock of Major Constituent Bank” and “Description of Senior Notes—Consolidation, Merger, Sale of Assets and Other Transactions.”

Listing	Currently, there is no public market for the senior notes. We do not intend to apply for listing of the senior notes on any securities exchange or automated dealer quotation system.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the proceeds from this offering, along with cash on hand, for the repayment in full of our 5.75% subordinated notes, which become due and payable on May 1, 2017 (the “5.75% Subordinated Notes”), with any remaining proceeds being used for general corporate purposes.

See “Use of Proceeds.”

Tax Considerations	You should carefully review the section “United States Income Tax Considerations” in this prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor.

ERISA Considerations	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, you should read “ERISA Considerations.”

Global Note; Book-Entry System	The senior notes offered hereby will be issued only in fully registered form without interest coupons and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The senior notes offered hereby will be evidenced by a global note deposited with the trustee for the senior notes, as custodian for DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interest can only be made through, records maintained by DTC and its participants. See “Description of Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the senior notes.

RISK FACTORS

An investment in the senior notes involves certain risks. You should carefully consider the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. In particular, you should carefully consider, among other things, the matters discussed below and under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 27, 2017. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The price of the senior notes could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

Risk Factors Related to the Senior Notes

The senior notes are structurally subordinated to all indebtedness of our subsidiaries and creditors of our subsidiaries will have priority as to our subsidiaries’ assets.

The senior notes are not obligations of, or guaranteed by, any of our subsidiaries. As a result, our right and the rights of our creditors, including holders of the senior notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary. In the event of any such distribution of assets of our bank subsidiaries, the claims of depositors and other general or subordinated creditors of such subsidiary would be entitled to priority over the claims of ours or holders of the senior notes. Accordingly, the senior notes are structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries. Claims on our subsidiary banks by creditors other than us include those by holders of our long-term debt and there are substantial obligations with respect to deposit liabilities and federal funds purchased, other short-term borrowings and various other financial obligations. As of December 31, 2016, our subsidiaries had $15 billion of deposits, $567 million of FHLB advances, $279 million of federal funds purchased, $196 million of customer repurchase agreements and $67 million of short-term promissory notes to which the senior notes will be structurally subordinated.

We are a holding company, and banking laws and regulations could limit our access to funds from our subsidiary banks with the result that we may not have access to sufficient cash to make payments on the senior notes.

As a holding company, our principal source of funds to service our debt, including the senior notes, is dividends from our subsidiaries. For the year ended December 31, 2016, our interest expense on our debt obligations was $18.1 million (holding company only), and operating expenses were $11.3 million (holding company only).

Federal and state banking regulations limit dividends from our bank subsidiaries to us. Dividend limitations vary, depending on the subsidiary bank’s charter and whether or not it is a member of the Federal Reserve System. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. Additionally, limits exist on banks paying dividends in excess of net income for specified periods. The total amount available for payment of dividends by our subsidiary banks was approximately $233 million at December 31, 2016, based on our subsidiary banks maintaining enough capital to be considered well capitalized. During the year ended December 31, 2016, our bank subsidiaries paid dividends of $115 million to us. Our subsidiary banks are also subject to restrictions under federal law that limit their ability to transfer funds or other items of value to us and our non-bank subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases or as other transactions involving the transfer of value. In addition, federal bank regulatory agencies have the authority to prohibit our subsidiary banks from engaging in unsafe or unsound practices in conducting their business. The payment of dividends or other transfers of funds to us, depending on the financial condition of the bank, could be deemed an unsafe or unsound practice.

Accordingly, we can provide no assurance that we will receive dividends or other distributions from our bank subsidiaries and our other subsidiaries in an amount sufficient to pay interest on or principal of the senior notes.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the senior notes.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the senior notes, including:

•	limiting our ability to satisfy our obligations with respect to the senior notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

The senior indenture does not limit the incurrence of additional indebtedness by us, including secured indebtedness, which would be effectively senior to the senior notes to the extent of the value of the collateral securing such indebtedness.

Our business operations may not generate the cash needed to service our indebtedness.

Our ability to make payments on our indebtedness, including the senior notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay interest on and principal of our indebtedness, including the senior notes, or to fund our other liquidity needs.

The limited covenants relating to the senior notes do not protect you.

The covenants in the senior indenture governing the senior notes are limited. In addition, the senior notes and the senior indenture do not limit our or our subsidiaries’ ability to further issue additional senior notes, including additional notes of the same series as the senior notes, or to incur additional indebtedness. As a result, the terms of the senior indenture do not protect you in the event of an adverse change in our financial condition or results of operations, and you should not consider the terms of the senior indenture to be a significant factor in evaluating whether we will be able to comply with our obligations under the senior notes.

There may be no active market for the senior notes.

The senior notes are a new issuance of securities with no established trading market. We do not intend to apply for listing of the senior notes on any national securities exchange or for quotation of the senior notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the senior notes. However, they are under no obligation to do so and may discontinue any market making activities at any time without any notice. A liquid or active trading market for the senior notes may not develop. If an active trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected. If the senior notes offered hereby are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

The notes are not insured or guaranteed by the FDIC.

The notes are not savings accounts, deposits or other obligations of any of our bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality.

A downgrade in our credit ratings or the ratings of our bank subsidiaries could have a material adverse impact on us.

Rating agencies continuously evaluate us and our subsidiaries, and their ratings of our and our subsidiaries’ long-term and short-term debt are based on a number of factors, including financial strength, as well as factors not entirely within our and our subsidiaries’ control, such as conditions affecting the financial services industry generally. In addition, ratings agencies have themselves been subject to scrutiny arising from the financial crisis and there is no assurance that rating agencies will not make or be required to make substantial changes to their ratings policies and practices or that such changes would not affect ratings of our securities or of securities in which we have an economic interest. In light of this, there can be no assurance that we or our subsidiaries will maintain current credit ratings.

Ratings downgrades by a rating agency could have a significant and immediate impact on our funding and liquidity through cash obligations, reduced funding capacity and collateral triggers. A reduction in our or our subsidiaries’ credit ratings could also increase our borrowing costs and limit its access to the capital markets. Downgrades in the credit or financial strength ratings assigned to the counterparties with whom we transact, could create the perception that our financial condition will be adversely impacted as a result of potential future defaults by such counterparties. Additionally, we could be adversely affected by a general, negative perception of financial institutions caused by the downgrade of other financial institutions. Accordingly, ratings downgrades for other financial institutions could affect the market price of our stock and could limit access to or increase our cost of capital.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $         (excluding accrued interest from                 , 2017) after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the proceeds from this offering, along with cash on hand, for the repayment in full of our 5.75% Subordinated Notes which become due and payable on May 1, 2017, with any remaining proceeds being used for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2016 (i) on an actual basis and (ii) on an as adjusted basis to give effect to (a) the sale of $         aggregate principal amount of senior notes offered hereby and (b) the application of the net proceeds of this offering to fund the repayment in full of the 5.75% Subordinated Notes. You should read this table in conjunction with the more detailed information, including our consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and accompanying prospectus.

	As of December 31, 2016 (in thousands)
	Actual	As Adjusted
Cash and due from banks	$118,763		$(1)
Short-term borrowings:
Federal funds purchased	$278,570		$278,570
Other short-term borrowings	$262,747		$262,747

Total short-term borrowings	$541,317		$541,317
Long-term borrowings:
FHLB advances	$567,240		$567,240
Subordinated Notes	$350,000		$250,000
5.75% subordinated notes due 2017	$100,000		$0
4.50% subordinated notes due 2024	$250,000		$250,000
% Senior Notes due 2022 offered hereby	$—	$
Other long-term debt	$(4,333)		$(5,543)

Total long-term debt	$929,403	$
Shareholders’ equity:
Common stock, $2.50 par value; 600 million shares authorized; 219.9 million (actual and as adjusted) shares issued as of December 31, 2016	$549,707		$549,707
Additional paid-in capital	$1,467,602		$1,467,602
Retained earnings	$732,099		$732,099
Accumulated other comprehensive (loss) income	$(38,449)		$(38,449)
Treasury stock (45.8 million shares (actual and as adjusted) as of December 31, 2016) at cost	$(589,844)		$(589,844)

Total shareholders’ equity	$2,121,115	$

Total long-term debt and Shareholders’ equity	$3,050,518	$

(1)	We expect to use approximately $ million of cash on hand in connection with the repayment in full of the 5.75% Subordinated Notes.

CONSOLIDATED CAPITAL RATIOS

The following table sets forth our consolidated regulatory capital ratios at December 31, 2016 (i) on an actual basis and (ii) on an as adjusted basis to give effect to (a) the sale of the $         aggregate principal amount of senior notes offered hereby and (b) the application of the net proceeds of this offering to fund the repayment in full of the 5.75% Subordinated Notes.

	As of December 31, 2016
	Actual	As Adjusted
Tier 1 leverage ratio	9.0%	9.0%
Common equity Tier 1 ratio	10.4%	10.4%
Tier 1 risk-based capital ratio	10.4%	10.4%
Total risk-based capital ratio	13.2%	13.2%

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth certain information concerning our consolidated ratio of earnings to fixed charges for the periods shown.

	Year Ended December 31,
	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges:
Excluding interest on deposits	5.70	5.00	5.02	5.08	5.11
Including interest on deposits	3.34	3.21	3.41	3.39	2.98

The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by dividing earnings by the aggregate of fixed charges. For purposes of computing these ratios, earnings consist of net income before extraordinary items plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, consist of interest expense on borrowings and securities sold under repurchase agreements.

DESCRIPTION OF SENIOR NOTES

The following summary of the senior notes does not purport to be complete and is qualified in its entirety by the Senior Indenture (as defined below), including the definitions therein of certain terms. Unless otherwise specified, capitalized terms used in this summary have the meanings specified in the Senior Indenture. For purposes of this “Description of Senior Notes,” references to the “Corporation,” “Fulton Financial,” “we,” and “us” include only Fulton Financial Corporation and not to any of its consolidated subsidiaries.

General

The senior notes offered hereby will be issued under a senior debt indenture, dated as of March     , 2017, as amended and supplemented by a supplemental indenture, dated as of March     , 2017, between Fulton Financial and Wilmington Trust, National Association, as trustee, which together we refer to in this summary as the “Senior Indenture.”

The senior notes are our unsecured and unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated obligations from time to time outstanding and senior to all of our existing and future unsecured and subordinated indebtedness, including our 4.50% subordinated notes due 2024. The senior notes will effectively rank junior to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The senior notes will be structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our subsidiary banks.

The senior notes will mature on                 , 2022. The senior notes are not redeemable at the option of Fulton Financial or repayable at the option of the holders at any time before that date. There is no sinking fund for the senior notes.

Further Issues

The Senior Indenture does not limit the amount of senior notes that we may issue from time to time in one or more series. The reopening of this series of senior notes is permitted under the Senior Indenture. The Senior Indenture permits us to reopen this series of senior notes again in the future and issue additional notes of the same series with the same terms as the senior notes (except for the issue date, public offering price and the first interest payment date) without your consent and without notifying you, including prior to the settlement of the senior notes offered hereby, provided that the reopened notes are fungible with the senior notes for United States federal income tax purposes.

Interest

The senior notes bear interest at a rate per annum equal to     %. We will pay interest semi-annually in arrears on                  and                  of each year. Each such date is referred to as an interest payment date. Interest on the senior notes offered hereby will accrue from                 , 2017. The first interest payment date for the senior notes offered hereby will be                 , 2017. Interest on the senior notes will be payable to holders of record of senior notes as they appear on our books on the applicable record date, which is the 15th calendar day immediately preceding the respective interest payment date. Interest payable on the senior notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any date on which interest would otherwise be payable is not a business day, then the interest payment date will be the next succeeding business day with the same force and effect as if made on the original interest payment date. No interest will accrue on the postponed amount from the original due date to the next day that is a business day. “Business day” means (i) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close or (ii) a day on which the Corporate Trust Office of Wilmington Trust, National Association, is not closed for business.

Ranking

The senior notes will be unsecured and unsubordinated indebtedness of Fulton Financial and rank equal in right of payment to all of our existing and future unsecured and unsubordinated obligations from time to time outstanding. The senior notes will rank senior in right of payment to all of our existing and future unsecured and subordinated indebtedness, including our 4.50% subordinated notes due 2024. The senior notes will be effectively subordinated to our future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of December 31, 2016, after giving effect to this offering and the use of proceeds therefrom, we had $250 million of subordinated debt and $16.5 million of junior subordinated deferrable interest debentures to which the senior notes would rank senior in right of payment.

We are a financial holding company and substantially all of our assets are held by our direct and indirect subsidiaries. We rely on dividends and other payments or distributions from our subsidiaries to pay the interest on our debt obligations (such as the senior notes offered hereby) and our non-consolidated operating expenses. For the year ended December 31, 2016, our interest expense was $18.1 million and our non-consolidated operating expenses were $11.3 million (holding company only). Federal and state bank regulations impose certain restrictions on the ability of our bank subsidiaries to pay dividends directly or indirectly to us, to make any extensions of credit to us or certain of our affiliates and from investing in our stock or securities. These regulations also prevent us from borrowing from our bank subsidiaries unless the loans are secured by collateral. Accordingly, we may not have access to sufficient cash to make payments on the senior notes. See “Risk Factors.”

Because we are a holding company, our right and the rights of our creditors, including holders of the senior notes, to participate in any distribution of assets of any of our subsidiaries upon their dissolution, winding-up, liquidation, reorganization or otherwise, would be subject to the prior claims of creditors of any such subsidiary (except to the extent that we are a creditor with a recognized claim). In the event of any such distribution of assets of our bank subsidiaries due in part to their status as insured depository institutions, the claims of depositors and other general or subordinated creditors of such bank subsidiaries would be entitled to priority over claims of shareholders of such bank subsidiary, including us as its parent holding company and any creditor of ours, such as holders of the senior notes. Accordingly, the senior notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries. As of December 31, 2016, our subsidiaries had $15 billion of deposits, $567 million of FHLB advances, $279 million of federal funds purchased, $196 million of customer repurchase agreements and $67 million of short-term promissory notes to which the senior notes will be structurally subordinated.

Events of Default

An “event of default,” when used in the Senior Indenture, means any of the following:

(a)	our default in the payment of any interest on the senior notes when due and payable, and continuance of such default for a period of 30 days;

(b)	our default in the payment of any principal of, or premium, if any, on the senior notes when due;

(c)	our default in the performance or breach of any other covenant or warranty in the Senior Indenture and the continuance of such default or breach for a period of 60 days after notice to us by the trustee or notice to us and the trustee by the holders of at least 25% in principal amount of the senior notes specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default under the Senior Indenture;

(d)

a court having jurisdiction enters a decree or order for relief in respect of us in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or a decree or order adjudging us as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or for any substantial part of our property, or ordering the winding-up or liquidation of our affairs, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;

(e)	we commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated as bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against us, or the filing by us of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by us to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of us or of any substantial part of our property, or the taking of corporate action by us in furtherance of any such action; or

(f)	the appointment by a competent government agency having primary regulatory authority over any Major Constituent Bank (as defined below) under any applicable federal or state banking, insolvency or similar law of a receiver of any such Major Constituent Bank or (B) the entry of a decree or order in any case or proceeding under any applicable federal or state banking, insolvency or other similar law now or hereafter in effect appointing any receiver of any Major Constituent Bank.

A Major Constituent Bank means any subsidiary which is organized as a banking organization under federal or state law and which represents 50% or more of the consolidated assets of Fulton Financial determined as of the date of the most recent audited financial statements of Fulton Financial. As of December 31, 2016, Fulton Bank, National Association constituted our only Major Constituent Bank.

If an event of default (other than an event of default specified in (d), (e) and (f) above) occurs and continues, the trustee or the holders of not less than 25% in principal amount of the outstanding notes, in each case by notice in writing to us (with a copy to the trustee if given by the holders) may declare the principal amount of all the senior notes, together with any accrued and unpaid interest thereon, to be due and payable immediately. If an event of default specified in (d), (e) or (f) above occurs, the principal amount of all the senior notes, together with any accrued and unpaid interest thereon, will automatically become immediately due and payable without any declaration or other action on the part of the trustee or by the holders.

Subject to certain conditions, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the outstanding notes by written notice to Fulton Financial and the trustee. No such rescission will affect any subsequent default or impair any right consequent thereon.

The Senior Indenture also provides that the holders of not less than a majority in principal amount of the senior notes may waive any past default with respect to the senior notes and its consequences, except a default in the payment of the principal of and interest on the notes, or a default in respect of a covenant or provision of the Senior Indenture which cannot be modified or amended without the consent of the holder of each outstanding note affected.

The holders of a majority in principal amount of the senior notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction is not in conflict with any rule of law or the Senior Indenture. The trustee may refuse to follow such direction if the trustee determines in good faith that the proceeding so directed would be unjustly prejudicial to the holders of the senior notes not joining in the direction or would involve the trustee in personal liability. In addition, the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Senior Indenture at the request or direction of any of the holders pursuant to the Senior Indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the Senior Indenture or the senior note unless:

•	such holder has previously given the trustee written notice of a continuing event of default;

•	holders of not less than 25% in principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;

•	such holders have offered to the trustee indemnity satisfactory to the trustee against any cost, expense or liability;

•	the trustee for 60 days after receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority in principal amount of the outstanding notes.

Modification

From time to time, we, together with the trustee, may, without the consent of the holders of senior notes, amend the Senior Indenture for one or more of the following purposes:

•	to provide for the assumption by a successor corporation of our obligations under the Senior Indenture;

•	to add to our covenants and the default provisions for the benefit of the holders of senior notes or to surrender any right or power conferred upon us by the Senior Indenture;

•	to permit or facilitate the issuance of senior notes in bearer form or in uncertificated form;

•	to cure ambiguities, defects or inconsistencies, so long as the amendment does not adversely affect the interests of the holders of senior notes as determined in good faith by us;

•	to appoint a successor trustee with respect to the senior notes;

•	to make any change to the Senior Indenture that neither applies to any senior note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modifies the rights of any senior note holder with respect to such provision; or

•	to secure the senior notes.

The Senior Indenture permits us and the trustee, with the consent of the holders of a sixty-six and two-thirds percent (66 2/3%) in aggregate principal amount of each series of outstanding senior notes affected thereby, to modify the Senior Indenture in a manner affecting the rights of the holders of the senior notes of such series; provided that no modification may, without the consent of the holders of each outstanding note affected:

•	change the maturity of the principal of any senior note or the timing of an interest payment on a senior note;

•	reduce the principal amount or the rate of interest of any senior note;

•	reduce the amount of the principal of any senior note which would be due and payable upon a declaration of acceleration;

•	change the place of payment where, or the coin or currency in which, any senior note principal or interest is payable;

•	impair the right to institute suit for the enforcement of any such due and payable obligation;

•	reduce the percentage in principal amount of outstanding notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver provided for in the Senior Indenture; or

•	modify such provisions with respect to modification or waiver.

Consolidation, Merger, Sale of Assets and Other Transactions

We will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets to any person, unless:

•	the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, all or substantially all of our properties and assets is a corporation, partnership, limited liability company or trust, is organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on all the senior notes and the performance or observance of every covenant of the Senior Indenture on our part to be performed or observed;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of us or any subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing;

•	if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets, we would become subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted by the Senior Indenture, we or such successor person shall take such steps as shall be necessary to secure the senior notes equally and ratably with (or senior to) all indebtedness secured thereby; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and supplemental indenture comply with the Senior Indenture and that all other conditions described in the Senior Indenture are met.

The general provisions of the Senior Indenture do not limit the rights of Fulton Financial to enter into transactions, such as a highly-leveraged transaction, that may adversely affect the holders of the senior notes.

Limitation on Disposition of Stock of Major Constituent Bank

The Senior Indenture contains a covenant that provides, so long as any of the senior notes are outstanding, that neither we nor any of our subsidiaries will sell, grant a security interest in or otherwise dispose of any shares (or any securities convertible into, or options, warrants or rights to purchase, shares) of voting stock (other than directors’ qualifying shares) of any Major Constituent Bank, except to us or any intermediate subsidiary. In addition, the covenant provides that neither we nor any intermediate subsidiary will permit any Major Constituent Bank to issue any shares (or securities convertible into, or options, warrants or rights to purchase, shares) of its voting stock (other than directors’ qualifying shares), except to us or any intermediate subsidiary. We further will not permit any intermediate subsidiary that owns any shares (or any securities convertible into, or options, warrants or rights to purchase, shares) of voting stock of any Major Constituent Bank to cease to be an intermediate subsidiary.

The above covenant is subject to our rights in connection with a consolidation or merger of us with or into another person or a sale of all or substantially all of our assets. The covenant also does not apply if:

•	(a) the sale, grant of a security interest or other disposition is made for fair market value on the date thereof, as determined by our board of directors and evidenced by a duly adopted resolution, and (b) immediately upon giving effect to such disposition, we and any one or more of our intermediate subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the Major Constituent Bank, free and clear of any security interest; or

•	the sale, grant of a security interest or other disposition is made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction.

The above covenant also does not restrict our Major Constituent Bank from being consolidated with or merged into another domestic banking institution, if after the merger or consolidation (A) we, or our successor, and any one or more intermediate subsidiaries collectively own at least 80% of the voting stock of the resulting banking institution and (B) no event of default, and no event which, after notice or lapse of time or both, would become an event of default under the Senior Indenture shall have happened and be continuing.

In the Senior Indenture:

•	“intermediate subsidiary” means a subsidiary (i) that is organized under the laws of the United States, any state or the District of Columbia, and (ii) of which all the shares of each class of voting stock issued and outstanding, and all securities convertible into, and options, warrants and rights to subscribe for or purchase shares of such voting stock, are owned directly by us or another intermediate subsidiary, free and clear of any security interest;

•	“subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries; and

•	“voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Satisfaction and Discharge

The Senior Indenture provides that when, among other things, all senior notes not previously delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year,

and we irrevocably deposit or cause to be irrevocably deposited with the trustee as trust funds in trust for such purpose money in an amount sufficient to pay and discharge the entire indebtedness on the senior notes not previously delivered to the trustee for cancellation, including the principal of, any premium and interest to                 , 2022,

then, upon our request, the Senior Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Senior Indenture with respect to the senior notes. However, we will continue to be obligated to pay all other sums due under the Senior Indenture and to provide the officers’ certificates and opinions of counsel described in the Senior Indenture.

Defeasance

We may at any time terminate all of our obligations under the senior notes, except for certain obligations, including those respecting the defeasance trust. Our obligations will be deemed to have been discharged if the following applicable conditions have been satisfied:

•	we have irrevocably deposited in trust with the trustee or the defeasance agent, if any, money or U.S. government obligations for the payment of principal and interest on the senior notes to maturity;

•	if the senior notes are then listed on any securities exchange, we have delivered to the trustee or defeasance agent an officers’ certificate to the effect that our defeasance will not cause the senior notes to be delisted from such exchange;

•	such defeasance will not result in a breach or violation, or constitute a default under, any other agreement or instrument to which we are a party;

•	we have delivered to the trustee and the defeasance agent, if any, an opinion of counsel to the effect that holders of the senior notes will not recognize gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•	no event which is, or after notice or lapse of time or both would become, an event of default will have occurred and be continuing at the time of such deposit, or, with regard to any such event specified in clauses (a), (b) and (c) under Events of Default above, during the period ending on the 90th day after the date of such deposit; and

•	certain other conditions set forth in the Senior Indenture.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The senior notes offered hereby will be issued only in fully registered form, without interest coupons, and in minimum denominations of $1,000 and integral multiples of $1,000.

The senior notes offered hereby will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for senior notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•	DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

•	an event of default with respect to the senior notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such senior notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get senior notes registered in your name if they are represented by the global note;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on and principal of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the senior notes at the corporate trust office of the trustee for the series of senior notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the senior notes, but Fulton Financial may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the senior notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in senior notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the senior notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the senior notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

The Trustee

The trustee for the holders of senior notes issued under the Senior Indenture is Wilmington Trust, National Association. If an event of default with respect to the senior notes occurs, and is not cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its powers. Subject to the provisions of the Senior Indenture, the trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request of any holders of the senior notes, unless they have offered to the trustee security or indemnity satisfactory to the trustee.

Wilmington Trust, National Association, in the future, may be the trustee under other indentures pursuant to which we issue debt. Pursuant to the Trust Indenture Act of 1939, if a default occurs with respect to the securities of any series, the trustee will be required to eliminate any conflicting interest as defined in the Trust Indenture Act or resign as trustee with respect to the securities of that series within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated.

Payment and Paying Agents

We will pay principal and interest on the senior notes at the office of the trustee in Wilmington, Delaware or in The City of New York, or at the office of any paying agent that we may designate.

We will pay any interest on the senior notes to the registered owner of the senior notes at the close of business on the record date for the interest, except in the case of defaulted interest. Interest payable at maturity of the senior notes will be paid to the registered holder to whom principal is payable. We may at any time designate additional paying agents or rescind the designation of any paying agent.

Any moneys deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of and interest on any senior note that remains unclaimed for two years after the principal or interest has become due and payable will, at our request, be repaid to us, or (if then held by us) be discharged from such trust. After repayment to us, you are entitled to seek payment only from us as a unsecured general creditor.

Governing Law

The Senior Indenture and the senior notes are governed by and construed in accordance with the laws of the State of New York.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of the senior notes we are offering. It applies to you only if you acquire senior notes in this offering of senior notes and you hold your senior notes as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns senior notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns senior notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells senior notes as part of a wash sale for tax purposes, or

•	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Furthermore, this summary does not address other U.S. federal tax consequences (e.g., estate or gift tax or the Medicare tax on net investment income) or tax consequences arising under the tax laws of any state, locality or non-U.S. jurisdiction.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds the senior notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the senior notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the senior notes.

Please consult your own tax advisor concerning the consequences of the ownership and disposition of these senior notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of a senior note and you are, for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

Payments of Interest.

You will be taxed on interest on your senior note as ordinary income in the taxable year in which you receive the interest or in the taxable year in which the interest accrues, depending on your method of accounting for U.S. federal income tax purposes.

Purchase, Sale and Retirement of the Senior Notes.

You will generally recognize capital gain or loss on the sale or other disposition or retirement of your senior note equal to the difference between the amount you realize on the sale or other disposition or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments and taxed subject to the rules regarding payments of interest as discussed above), and your tax basis in your senior note. Your tax basis in your senior note will generally be its cost. Capital gain of a noncorporate U.S. Holder generally taxed at preferential rates where the property is held for more than one year.

Non-U.S. Holders

Payments of Interest

If you are a Non-U.S. Holder of a senior note, you generally will not be subject to U.S. federal withholding tax on interest received on the notes, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

•	you are not a “controlled foreign corporation” directly or indirectly related to us through stock ownership (actually or constructively),

•	you are not engaged in the conduct of a trade or business in the United States and interest on the senior notes is not effectively connected with such conduct of a trade or business, and

•	you satisfy certain certification requirements under penalty of perjury as to your status as a Non-U.S. Holder (generally through the provision of a properly completed and executed IRS Form W-8BEN, W-8BEN-E or other applicable IRS form).

•	If you are engaged in the conduct of a trade or business in the United States and interest on the notes is effectively connected with such trade or business (or, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base maintained by you in the United States) then, generally, you will be subject to U.S. federal income tax on such interest on a net income basis (generally in the same manner as if you were a United States person). If you are subject to U.S. federal income tax on interest under the rules described in the preceding sentence, you will not be subject to U.S. federal withholding tax on any such interest if you satisfy certain certification requirements under penalty of perjury (generally through the provision of a properly completed and executed IRS Form W-8ECI or other applicable form). In addition, if you are a foreign corporation, you may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable) on effectively connected earnings and profits for the taxable year, subject to certain adjustments.

A Non-U.S. Holder that does not qualify for an exemption from U.S. federal withholding tax under the rules described above will generally be subject to withholding at a rate of 30% (or lower treaty rate, if applicable) on interest received on a senior note.

Sale, Exchange, Retirement or Other Disposition of Senior Notes

If you are a Non-U.S. Holder of a senior note, any gain realized by you upon a sale, exchange, retirement or other disposition of a senior note (other than gain that represents accrued but unpaid interest, which will be subject to the rules regarding payments of interest as discussed above) generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States (or, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base maintained by you in the United States), in which case you will be subject to U.S. federal income tax on such gain on a net income basis (generally in the same manner as if you were a United States person). In addition, if you are a foreign corporation, you may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable) on effectively connected earnings and profits for the taxable year, subject to certain adjustments, or

•	if you are an individual Non-U.S. Holder, you are present in the United States for 183 days or more in the taxable year of such disposition and certain other conditions are met.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source interest and the gross proceeds from the sale or other disposition of notes that can produce U.S.-source interest. Payments of interest that you receive in respect of the senior notes could be affected by this withholding if you are subject to the FATCA information reporting requirements provided by the Code, Treasury regulations promulgated thereunder, official guidance or any applicable intergovernmental agreement with respect thereto, and fail to comply with them or if you hold senior notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of senior notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

In general, if you are a noncorporate U.S. holder, we and other payors are required to report to the IRS all payments of principal and any interest on your senior note. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your senior note before maturity within the United States. Additionally, backup withholding would apply to any payments if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments) you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a Non-U.S. Holder, we are required to report payments of interest on your senior notes on IRS Form 1042-S. Payments of principal or interest made by us to you with respect to your senior notes would otherwise not be subject to information reporting and backup withholding, provided that you have satisfied certain certification requirements as to your status as a Non-U.S. Holder or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of senior notes effected at a United States office of a broker will not be subject to backup withholding and information reporting if (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and (ii) you have furnished to the payor or broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-United States person.

In general, payment of the proceeds from the sale of a senior note effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of senior notes under FATCA if you are, or are presumed to be, a United States person.

Backup withholding is not an additional tax. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by filing a refund claim with the IRS.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), referred to as a “Plan,” should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the senior notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code, also referred to as “Plans,” from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition and holding of the senior notes or any interest therein by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or any paying agent or any of our or its respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the senior notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the senior notes, or any interest therein. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code (the “service provider exemption”) may provide an exemption for the purchase and sale of the senior notes, provided that (i) the issuer of the senior notes is not a party in interest or disqualified person with respect to an investing Plan other than by reason of providing services to the Plan or a relationship to a service provider, (ii) neither the issuer of the senior notes nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the senior notes or any interest therein will be deemed to have represented by its purchase and holding of the senior notes or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing or holding the senior notes or any interest therein on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the senior notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the senior notes or any interest therein on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA

Arrangement consult with their counsel regarding the potential consequences under ERISA and Section 4975 of the Code, and, if applicable, the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the senior notes have exclusive responsibility for ensuring that their purchase and holding of the senior notes or any interest therein do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any senior notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a recommendation to make such a purchase or a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and Keefe Bruyette & Woods, Inc., as the representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of senior notes offered hereby shown opposite its name below:

Underwriter	Principal Amount of Senior Notes
Keefe, Bruyette & Woods, Inc.	$

Total	$

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the senior notes offered hereby if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters (if any) may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The senior notes will constitute a new class of securities with no established trading market. The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the senior notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the senior notes, that you will be able to sell any of the senior notes held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the senior notes offered hereby subject to their acceptance of such senior notes from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the senior notes offered hereby to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of     % per senior note. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of     % per senior note to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the senior notes offered hereby).

	Per Senior Note		Total
Public offering price(l)		%	$
Underwriting discounts and commissions paid by us(2)		%	$
Proceeds to us, before expenses(1)		%	$

(1)	Plus accrued interest from , 2017 to the date of delivery.
(2)	We have agreed to reimburse the underwriters for certain legal expenses in connection with this offering. Such reimbursement is deemed underwriter compensation by the Financial Industry Regulatory Authority (“FINRA”).

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $        . We have agreed to reimburse the underwriters for certain legal expenses in connection with this offering. The aggregate maximum discount, commission, and the reimbursement for the underwriters’ legal expenses and other items constituting underwriting compensation to be received by the underwriters will not exceed 8% of the proceeds from this offering pursuant to this prospectus supplement and the accompanying prospectus; however, it is anticipated that the maximum underwriting compensation to be received in this offering will be significantly less than that amount.

No Listing

The senior notes will not be listed on any securities exchange or included in any quotation system.

No Sale of Similar Securities

We have agreed with the underwriters that, during the 60-day period after the closing of this offering, we will not, without the prior written consent of the representative of the underwriters, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, senior notes, any security convertible into, exchangeable or exercisable for senior notes or any debt security substantially similar to the senior notes.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the senior notes at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

A stabilizing bid is a bid for the purchase of senior notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the senior notes. A syndicate covering transaction is the bid for or the purchase of senior notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the senior notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of senior notes offered hereby for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the senior notes offered hereby. Any such short positions could adversely affect future trading prices of the senior notes offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

VALIDITY OF NOTES

The validity of the senior notes offered hereby and certain other matters relating to this offering will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and Barley Snyder LLP, Lancaster, Pennsylvania. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is representing the underwriters in this offering.

EXPERTS

The consolidated financial statements of Fulton Financial Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

of

FULTON FINANCIAL CORPORATION

Fulton Financial Corporation from time to time may offer to sell the securities identified above in one or more offerings. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement to this prospectus.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “FULT.”

Investing in our securities involves risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See “Risk Factors” on page 4 of this prospectus, and in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, both of which are incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency nor are they obligations of, or guaranteed by, a bank.

We may offer and sell the securities directly, through one or more agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

Prospectus dated July 30, 2014

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates. The Corporation’s business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. The prospectus does not contain all information included in the registration statement. You may review a copy of the registration statement at the SEC’s Public Reference Room as well as through the SEC’s internet site, as described below. Under this shelf registration process, we may offer and sell the securities identified in this prospectus in one or more offerings. Each time we offer and sell securities, we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under “Where You Can Find More Information”.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Fulton Financial”, “we”, “us”, “our” or similar references mean Fulton Financial Corporation, excluding its consolidated subsidiaries, and all references in this prospectus to the “Corporation” mean Fulton Financial Corporation, together with its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains or incorporates by reference, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions (some of which are beyond the Corporation’s control and ability to predict), may include projections of the Corporation’s future financial performance, future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results. These statements are not guarantees of future performance and are only predictions based on our current expectations and projections about future events. Among the important factors that could cause the Corporation’s actual financial condition and results of operations, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements are the factors disclosed under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 3, 2014, and under “Risk Factors” in Item 1A of our most recent Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on May 12, 2014, as such factors may be updated from time to time in our periodic filings with the SEC, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. Forward-looking statements speak only as of the date on which such statements are made. Except as required by law, the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Forward-looking statements include, but are not limited to, statements about:

•	the impact of adverse changes in the economy and real estate markets, including protracted periods of low-growth and sluggish loan demand;

•	increases in non-performing assets, which may require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets;

•	the effects of market interest rates, particularly a continuing period of low market interest rates, and relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income;

•	capital and liquidity strategies, including the Corporation’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), and the Corporation’s ability to generate capital internally or raise capital on favorable terms;

•	investment securities gains and losses, including other-than-temporary declines in the value of securities which may result in charges to earnings;

•	the impact of non-interest income growth, including the impact of potential regulatory changes;

•	the impact of increased regulatory scrutiny of the banking industry;

•	the effects of the increasing time and expense associated with regulatory compliance and risk management;

•	the additional time, expense and investment required to comply with, and the restrictions on potential growth and investment activities resulting from, the issuance of enforcement orders by federal bank regulatory agencies;

•	the Corporation’s ability to manage the uncertainty and lack of clear regulatory guidance associated with the delay in implementing many of the regulations mandated by the Dodd-Frank Act;

•	the impact of operational risk, i.e. the risk of loss resulting from human error, inadequate or failed internal processes and systems, outsourcing arrangements, compliance and legal risk and external events;

•	the Corporation’s ability to manage the level of non-interest expenses, including salaries and employee benefits expenses, operating risk losses, amortization of intangible assets and goodwill impairment;

•	the Corporation’s ability to keep pace with technological changes and to identify and to address cyber-security risks;

•	the effects of competition on rates of deposit, loan growth and net interest margin; and

•	any damage to the Corporation’s reputation resulting from developments related to any of the items identified above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Fulton Financial, that file electronically with the SEC. The address of that site is http://www.sec.gov. Fulton Financial’s Internet address is http://www.fult.com. The information on these web sites is not a part of this prospectus.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future (File No. 0-10587) under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the completion of the offering of securities under this prospectus (other than information in such additional documents that is deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, to be “furnished” and not filed with the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2014, filed with the SEC on May 12, 2014;

•	Current Reports on Form 8-K, filed on March 24, 2014, May 12, 2014, June 17, 2014, July 18, 2014 and July 22, 2014; and

•	The description of Fulton Financial common stock contained in our registration statement on Form 8-A filed with the Commission on July 3, 1989, as amended.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

(717) 291-2411

ABOUT FULTON FINANCIAL CORPORATION.

Fulton Financial Corporation, incorporated in 1982 under the laws of Pennsylvania, is a financial holding company headquartered in Lancaster, Pennsylvania. Fulton Financial directly owns 100% of six community banks and ten non-bank entities. Fulton Financial’s six wholly owned banking subsidiaries provide a full range of retail and commercial financial services in Pennsylvania, Delaware, Maryland, New Jersey and Virginia. At December 31, 2013, the Corporation had approximately 3,620 full-time equivalent and employees consolidated total assets of $16.9 billion.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

CONSOLIDATED EARNINGS RATIOS

The table below provides the Corporation’s consolidated earnings ratios as described below for the periods shown.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges
Excluding interest on deposits	5.35	4.93	5.08	5.11	4.46	3.45	1.98
Including interest on deposits	3.70	3.18	3.39	2.98	2.40	1.90	1.33
Ratio of earning to combined fixed charges and preference dividends
Excluding interest on deposits	5.35	4.93	5.08	5.11	4.46	2.80	1.62
Including interest on deposits	3.70	3.18	3.39	2.98	2.40	1.75	1.24

SUMMARY OF THE SECURITIES WE MAY OFFER

We may use this prospectus to offer securities from time to time in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell shares of our common stock, par value $2.50 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, with no par value, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities—Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of any debt securities that we may issue from time to time.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, in each case, with the specific terms and conditions set forth in a supplemental indenture or company order. Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in one or more series under the applicable indenture to be entered into between Fulton Financial Corporation and Wilmington Trust, National Association, as trustee. The form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may issue purchase contracts, including contracts obligating holders to purchase from, or to sell to, us, and obligating us to sell to, or to purchase from, the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The applicable prospectus supplement will describe the terms of the purchase contracts, including, if applicable, collateral or depositary arrangements.

Units

We may issue units consisting of one or more purchase contracts and beneficial interests in any of our securities described in the applicable prospectus supplement, securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts. The applicable prospectus supplement will describe the terms of the units, including, if applicable, collateral or depositary arrangements.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Barley Snyder LLP, Lancaster, Pennsylvania and Sullivan  & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Fulton Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$

    % Senior Notes due 2022

PROSPECTUS SUPPLEMENT

Book-Running Manager

                , 2017